For immediate release
July 29, 2014
For more information:
David Nielsen, CFO, 980-819-6220
investorrelations@community1.com

CommunityOne Bancorp Announces Fourth Consecutive Quarterly Profit with Second Quarter 2014 Earnings of $2.8 Million

Charlotte, NC - CommunityOne Bancorp (“Company”) (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today reported its unaudited financial results for the quarter ended June 30, 2014. Highlights include:

•	The second quarter was the Company’s fourth consecutive profitable quarter.

•	Net income before tax in 2Q 2014 increased 133% to $3.0 million from last quarter, and was $6.0 million better year over year.

•	Core earnings grew 55% from the first quarter to $2.6 million, and were improved from $1.8 million in the same quarter last year.

•
Loan growth was strong and broad based in the quarter. Loans grew $50.1 million, an annualized growth rate of over 16%, and all our lines of business grew loans during the quarter. Excluding purchased residential mortgage loan pools, organic loans grew $34.8 million in the quarter at almost a 14% annualized growth rate.

•	The Company expanded commercial, real estate and residential mortgage lending capacity through hiring of nine bankers and geographic expansion into Raleigh and Winston-Salem.

•
Positive credit performance continued in 2Q 2014, resulting in a net recovery of loan loss provision of $1.7 million. Net charge-offs were $0.4 million and annualized net charge-offs as a percent of average loans held for investment were 0.12% during the quarter.

•
Asset quality continued to improve as nonperforming assets fell 9% from 1Q 2014 and 44% from 2Q 2013. Nonperforming assets fell to their lowest levels since the recapitalization in 2011 and were 2.7% of total assets.

•	Net interest income grew 2% in the second quarter to $15.7 million. Net interest margin declined by 3 basis points to 3.40% from 1Q 2014, but was 13 bps better than 2Q 2013.

•
Noninterest expenses were well controlled, $5.4 million (22%) lower than 2Q 2013, as a result of lower personnel expenses, OREO reductions and merger synergies. Core noninterest expenses were 2% lower than 1Q 2014 on reduced personnel, professional fees, and occupancy expenses.

•
The Company incurred $0.4 million in transaction expenses associated with the May 24th sale by the U.S. Treasury of its common stock investment in the Company that it acquired in connection with the Company’s recapitalization in 2011.

“I am pleased to report solid progress on our goals for 2014 with robust and accelerating loan growth, continued expense reductions and further improvements in asset quality, all of which are ahead of plan with good forward momentum,” noted Brian Simpson, CEO.

“Overall, I continued to be very pleased with our performance and loan growth is occurring in all lines of business,” said Bob Reid, President. “In June and early July, we enhanced our commercial and real estate lending capability by opening loan production offices in Raleigh and Winston Salem and hiring 4 additional commercial bankers for our Greensboro market. Additionally, we hired an experienced mortgage executive to lead our non-branch mortgage channel, focusing on mortgage loan growth in the Charlotte, Greensboro/Winston-Salem, and Raleigh markets.”

Second Quarter Financial Results
Results of Operations
Net income before tax in the second quarter 2014 was $3.0 million, up 133% from the first quarter, and $6.0 million better than the second quarter of 2013. Net income after tax was $2.8 million for the second quarter of 2014, compared to net income after tax of $1.3 million in the first quarter of 2014 and a net loss of $(3.2) million in the second quarter of 2013. Second quarter net income after tax included income tax expense of $0.2 million. Net income per share was $0.13 per share in the second quarter of 2014, compared to net income of $0.06 per share and a net loss of $(0.15) per share in the first quarter of 2014 and the second quarter of 2013, respectively. Core earnings of $2.6 million, which exclude taxes, credit costs and provision, and non-recurring income and expenses, were $0.9 million higher than the $1.6 million in the first quarter of 2014, and $0.7 million higher than the $1.8 million in the second quarter of 2013.
Second quarter financial results included a $1.7 million recovery of loan loss provision resulting from continued improvement in loss rates and credit quality of the non-purchased impaired loan portfolio and improvements during the second quarter in the cash flow reforecast for the purchased impaired loan portfolio. Net interest income increased $0.2 million on an increase in average loans held for investment of $28.8 million in the quarter, and noninterest income rose $1.0 million on securities gains and stronger mortgage and wealth management results. Noninterest expense increased by $0.5 million in the quarter, primarily related to $0.4 million in non-recurring expenses associated with the sale of the US Treasury’s common stock investment in the Company.
Net Interest Income
Second quarter net interest income was $15.7 million, a 2% increase compared to both $15.4 million in the same quarter of 2013 and $15.5 million in the first quarter of 2014. Accretion, net of contractual interest collected, on purchased impaired loans was $0.7 million, compared to $0.9 million, and $1.7 million in the first quarter of 2014 and the second quarter of 2013, respectively. Net of this non-cash accretion, net interest income grew by 9% year over year, and at an annualized growth rate of 11% from the first quarter. As a result of positive changes in our cash flow forecast for the purchased impaired loan portfolio during the second quarter, the estimated future accretion (interest income) on this portfolio has increased by $1.9 million.
The Company’s net interest margin was 3.40% for the second quarter of 2014, down marginally from 3.43% in the first quarter of 2014, but increased by 13 basis points from 3.27% in the second quarter of last year. The 3 basis point decline in the net interest margin in the second quarter of 2014 over the first quarter was principally the result of a decrease in loan yield during the quarter driven by the $0.2 million reduction in non-cash accretion on purchased impaired loans this quarter, and a 2 basis point increase in the cost of interest bearing liabilities as a result of first quarter FHLB Advances hedging activity. The cost of interest bearing deposits was flat during the first quarter from the previous quarter at 48 basis points.
Asset Quality and Provision for Loan Losses
Nonperforming assets, including nonaccruing loans, loans over 90 days delinquent and still accruing not accounted for under purchased impaired loan accounting, and other real estate owned and repossessed loan collateral, continued to improve and fell to the lowest level since the recapitalization in 2011. These assets fell to $53.6 million, or 2.7% of total assets at the end of the second quarter, compared to $58.6 million, or 2.9% of total assets, at the end of the first quarter. Other real estate owned and repossessed loan collateral fell by 11% during the second quarter to $21.9 million, and fell by $13.9 million, or 39%, compared to the same quarter last year. For the second quarter, the Company had net OREO costs of $1.0 million, which included gains on the sale of OREO of $0.3 million.
The allowance for loan losses was $24.0 million, or 1.89% of loans held for investment, at the end of the second quarter, compared to $26.0 million, or 2.13%, at the end of the previous quarter, and $25.1 million, or 2.11%, at the end of the second quarter of last year. Recovery of provision for loan losses was $1.7 million in the second quarter compared to a recovery of provision of $0.7 million in the first quarter, and a recovery of provision of $1.1 million in the second quarter of 2013. The recovery of provision in the second quarter includes a $1.2 million recovery of provision in the non-purchased impaired loan portfolio as a result of continued improvements in historical loss rates utilized in our allowance for loan loss model, with the remaining $0.5 million recovery of provision related to improvements in the cash flow forecast during the quarter on the purchased impaired loan portfolio. The year to date annualized net charge-off rate increased slightly to 0.07% in the second quarter, compared to 0.02% in the first quarter, and 0.26% for the full year 2013.

Noninterest Income
For the second quarter, core noninterest income was $4.2 million, an increase of $0.2 million compared to $4.0 million in the previous quarter and $4.9 million in the second quarter a year ago. Total noninterest income was $4.9 million in the second quarter, compared to $3.9 million in the first quarter of 2014, principally related to $0.7 million of securities gains on the sale of an SBIC investment.
Service charges were improved by 4% during the second quarter of 2014 to $1.6 million. Mortgage loan income was also seasonally higher during the second quarter, up $87 thousand, or 50%, from the first quarter. During the quarter we originated $42.4 million of mortgage loans, an increase of 70% from the first quarter, including $15.4 million of loans for sale to Fannie Mae. Cardholder and merchant services income increased $96 thousand, or 9%, from the first quarter on improved debit card and merchant services activity levels. Wealth management income climbed 11% over the previous quarter on stronger investment, trust, and wealth transfer activity.
Noninterest Expense
Core noninterest expense, which excludes merger, OREO, collection, and other non-recurring expenses, was $1.2 million, or 6%, lower than $18.5 million in the second quarter a year ago as a result of expense synergies from the Bank of Granite merger and other ongoing cost reduction efforts. Core noninterest expense also fell from the first quarter by 2% on lower personnel costs. Average full time equivalent employees (FTE) were 558, down from 576 in the first quarter and 630 in the second quarter of 2013, reductions of 3% and 12%, respectively.
Total noninterest expense climbed slightly by $0.5 million in the second quarter from the prior quarter on nonrecurring expenses of $0.4 million related to the sale by the US Treasury of its common stock investment in the Company and $0.7 million increase in OREO expenses. The increase in OREO expenses this quarter was the result of writedowns in the OREO portfolio driven by the Company’s annual appraisal schedule. In the second quarter of 2013, the Company reappraised its entire OREO portfolio, resulting in a concentration of OREO reappraisals in the second quarter of this year. We do not expect significant additional OREO writedowns in the second half of 2014.
Balance Sheet Review
Loan growth during the second quarter was very strong across all the Company’s business lines. Loans held for investment grew over 4%, or $50.1 million, in the second quarter to $1.27 billion, compared to $1.22 billion at the end of the first quarter. Loans held for investment grew at an annualized rate of over 16% in the second quarter, reflecting improving loan demand and portfolio growth across all our businesses. Pass rated loans grew $63.1 million in the second quarter, an annualized growth rate of 23%. During the quarter we purchased a $19.6 million portfolio of residential mortgage loans. Excluding these purchased residential mortgage loans, total loans grew by over 3% in the second quarter, an annual rate of almost 14%.
We expanded commercial, real estate and residential mortgage lending capacity through hiring and geographic expansion during the second quarter and the first part of July. We opened a Raleigh real estate and commercial loan production office in June, and in July we hired four additional commercial bankers in Greensboro and hired two commercial bankers for a real estate and commercial loan production office in Winston-Salem. We also hired in June a new residential mortgage sales manager to lead a non-branch sales channel focused on Charlotte and other metro markets. We expect that these additional hires will result in increased loan growth and mortgage loan sales income in the second half of 2014 and beyond.
Total deposits are up $15.1 million, or 1%, through the first half of 2014, a 2% annualized growth rate. Deposits declined slightly by $4.2 million during the second quarter to $1.76 billion, on seasonally lower interest bearing demand deposit accounts and declines in money market balances. Noninterest bearing deposits grew 2% during the quarter, or $6.3 million. Low cost core deposits, consisting of non-CD deposits, fell $22.6 million during the second quarter, but are improved by $9.9 million, or 1%, from the second quarter of last year.
Conference Call
A conference call will be held at 11:00 a.m., Eastern time this morning July 29th, 2014. Interested parties should dial in five to ten minutes prior to the scheduled start time to 1-866-235-9913. International callers should dial in to 1-412-902-4121. Canadian callers may dial in to 1-855-669-9657. The webcast may be accessed via the Investor Relations section of the Company’s website at www.community1.com. The webcast replay will be available until July 29, 2015. The teleconference replay will be available one hour after the end of the conference through August 13, 2014 at 9:00 a.m. Eastern Time. To access the teleconference replay, dial toll free in the U.S. to 1-877-344-7529 or outside the U.S. to 1-412-317-0088 and provide Conference ID Number 10048912.

About CommunityOne Bancorp
CommunityOne Bancorp is the North Carolina-based bank holding company for CommunityOne Bank, N.A., a $2 billion community bank, operating 50 branches throughout North Carolina, offering a wide variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, treasury management, wealth and online banking. Investors can obtain additional information about the Company and the Bank through reviewing its website at www.community1.com.
Non-GAAP Financial Measures
Statements in this press release include certain non-GAAP financial measures, which should be read along with the accompanying tables that provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. The non-GAAP financial measures referenced in this press release include: tangible shareholders’ equity, core earnings, core noninterest expense, and core noninterest income. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding our underlying performance and business trends as they facilitate comparisons with the performance of others in the financial services industry. However, these non-GAAP financial measures should not be considered an alternative to GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP as well as other relevant information when assessing the overall performance and financial condition of the Company.
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks associated with our financial resources in the amount, at the times and on the terms required to support our future business; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; a prolonged period of low interest rates; continued and increased credit losses and material changes in the quality of our loan portfolio; continued decline in the value of our OREO; increased competitive pressures in the banking industry or in our markets; less favorable general economic conditions, either nationally or regionally, resulting in, among other things, a reduced demand for credit or other services; a slowdown in the housing markets, or an increase in interest rates, either of which may further reduce demand for mortgages; changes in regulation affecting our bank or accounting principles and standards; adverse changes in financial performance or condition of our borrowers, which could affect repayment of such borrowers' outstanding loans; repurchase risk in connection with our mortgage line of business; reducing costs and expenses; the inaccuracy of assumptions underlying the establishment of our ALL; increasing price and product/service competition by competitors; rapid technological development and changes; loss of one or more members of executive management; disruptions in or manipulations of our operating systems or the systems of our vendors due to, among other things, cybersecurity risks or otherwise; and our success at managing the risks involved in the foregoing.
Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, its quarterly reports on Form 10-Q, and its current reports on Form 8-K.
The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

Quarterly Results of Operations

(in thousands, except per share data)	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013

Interest Income
Interest and fees on loans	$14,376	$14,081	$14,976	$15,964	$14,422
Interest and dividends on investment securities	3,731	3,695	3,815	3,774	3,518
Other interest income	156	151	141	115	197
Total interest income	18,263	17,927	18,932	19,853	18,137
Interest Expense
Deposits	1,741	1,702	1,839	1,894	2,090
Retail repurchase agreements	3	3	7	6	4
Federal Home Loan Bank advances	514	469	340	289	365
Other borrowed funds	287	274	282	282	264
Total interest expense	2,545	2,448	2,468	2,471	2,723
Net interest income before provision for loan losses	15,718	15,479	16,464	17,382	15,414
Provision for (recovery of) loan losses	(1,685)	(684)	1,820	(350)	(1,057)
Net Interest Income after Provision for Loan Losses	17,403	16,163	14,644	17,732	16,471
Noninterest Income
Service charges on deposit accounts	1,619	1,564	1,798	1,858	1,681
Mortgage loan income	261	174	235	420	921
Cardholder and merchant services income	1,209	1,113	1,127	1,161	1,174
Trust and investment services	399	358	341	329	394
Bank owned life insurance	278	252	267	267	276
Other service charges, commissions and fees	332	352	356	365	337
Securities gains, net	720	—	—	50	345
Other income	75	130	23	37	119
Total noninterest income	4,893	3,943	4,147	4,487	5,247
Noninterest Expense
Personnel expense	9,956	10,393	9,512	9,663	10,807
Net occupancy expense	1,512	1,553	1,331	1,558	1,671
Furniture, equipment and data processing expense	2,047	2,003	2,126	2,050	2,094
Professional fees	467	633	625	222	760
Stationery, printing and supplies	173	162	135	136	187
Advertising and marketing	147	153	141	150	179
Other real estate owned expense	954	261	21	(98)	3,332
Credit/debit card expense	604	595	618	627	473
FDIC insurance	595	639	663	646	664
Loan collection expense	551	657	548	1,120	1,146
Merger-related expense	—	—	—	—	1,989
Core deposit intangible amortization	352	352	351	352	352
Other expense	1,910	1,405	1,479	1,501	1,011
Total noninterest expense	19,268	18,806	17,550	17,927	24,665
Income (Loss) before income taxes	3,028	1,300	1,241	4,292	(2,947)
Income tax expense (benefit)	236	23	(1,049)	286	236
Net income (loss)	$2,792	$1,277	$2,290	$4,006	$(3,183)

Weighted average shares outstanding - basic	21,889	21,936	21,756	21,739	21,729
Weighted average shares outstanding - diluted	21,900	21,936	21,756	21,739	21,729
Net income (loss) per share - basic and diluted	$0.13	$0.06	$0.11	$0.18	$(0.15)

Quarterly Balance Sheets

(in thousands, except per share data)	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013

Assets
Cash and due from banks	$30,377	$31,591	$31,917	$29,506	$34,959
Interest-bearing bank balances	40,100	73,360	35,513	73,568	53,511
Investment securities:
Available-for-sale	399,110	402,468	414,614	439,712	453,410
Held-to-maturity	147,055	149,060	151,795	153,684	154,797
Loans held for sale	1,765	1,961	1,836	2,734	4,076
Loans held for investment	1,269,865	1,219,785	1,212,248	1,195,142	1,189,413
Less: Allowance for loan losses	(23,975)	(26,039)	(26,785)	(25,387)	(25,085)
Net loans held for investment	1,245,890	1,193,746	1,185,463	1,169,755	1,164,328
Premises and equipment, net	47,855	48,172	50,889	51,409	52,430
Other real estate owned	21,871	24,624	28,395	33,179	35,762
Core deposit premiums and other intangibles	6,296	6,597	6,914	7,197	7,403
Goodwill	4,205	4,205	4,205	4,205	4,205
Bank-owned life insurance	40,504	40,210	39,940	39,646	39,364
Other assets	28,485	32,487	33,551	32,578	32,068

Total Assets	$2,013,513	$2,008,481	$1,985,032	$2,037,173	$2,036,313
Liabilities
Deposits:
Noninterest-bearing demand deposits	$321,829	$315,515	$290,461	$308,178	$304,992
Interest-bearing deposits:
Demand, savings and money market deposits	850,514	879,419	875,970	874,211	857,489
Time deposits	591,422	572,996	582,274	608,219	649,004
Total deposits	1,763,765	1,767,930	1,748,705	1,790,608	1,811,485
Retail repurchase agreements	8,333	5,152	6,917	12,422	9,109
Federal Home Loan Bank advances	73,259	73,271	73,283	73,295	58,306
Junior subordinated debentures	56,702	56,702	56,702	56,702	56,702
Long term notes payable	5,300	5,281	5,263	5,244	—
Other liabilities	13,457	14,814	13,801	18,100	24,665
Total Liabilities	1,920,816	1,923,150	1,904,671	1,956,371	1,960,267
Shareholders' Equity
Preferred Stock, 10,000,000 authorized
Series A, $10.00 par value, 51,500 issued and no shares outstanding	—	—	—	—	—
Series B, no par value, 250,000 authorized, no shares issued or outstanding	—	—	—	—	—
Common stock	462,206	462,037	461,636	461,446	461,266
Accumulated deficit	(359,601)	(362,393)	(363,670)	(365,960)	(369,966)
Accumulated other comprehensive income (loss)	(9,908)	(14,313)	(17,605)	(14,684)	(15,254)
Total Shareholders' Equity	92,697	85,331	80,361	80,802	76,046
Total Liabilities and Shareholders' Equity	$2,013,513	$2,008,481	$1,985,032	$2,037,173	$2,036,313

Quarterly Supplemental Data

(in thousands, except per share data)	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013

Income Statement Data
Net interest income	$15,718	$15,479	$16,464	$17,382	$15,414
Provision for (recovery of) loan losses	(1,685)	(684)	1,820	(350)	(1,057)
Noninterest income	4,893	3,943	4,147	4,487	5,247
Noninterest expense	19,268	18,806	17,550	17,927	24,665
Income (loss) before taxes	3,028	1,300	1,241	4,292	(2,947)
Net income (loss)	2,792	1,277	2,290	4,006	(3,183)

Period End Balances
Assets	$2,013,513	$2,008,481	$1,985,032	$2,037,173	$2,036,313
Loans held for sale	1,765	1,961	1,836	2,734	4,076
Loans held for investment	1,269,865	1,219,785	1,212,248	1,195,142	1,189,413
Allowance for loan losses	(23,975)	(26,039)	(26,785)	(25,387)	(25,085)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,763,765	1,767,930	1,748,705	1,790,608	1,811,485
Borrowings	143,594	140,406	142,165	147,663	124,117
Shareholders' equity	92,697	85,331	80,361	80,802	76,046

Average Balances
Assets	$1,997,909	$1,979,036	$2,015,219	$2,002,237	$2,061,891
Loans held for sale	1,664	1,298	2,529	2,798	4,861
Loans held for investment	1,237,183	1,208,416	1,196,780	1,185,559	1,109,980
Allowance for loan losses	(26,544)	(26,942)	(25,675)	(25,681)	(29,323)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,755,127	1,739,354	1,770,018	1,775,529	1,826,297
Borrowings	141,390	142,244	146,721	131,033	123,156
Shareholders' equity	88,140	83,776	82,216	75,740	88,047

Per Common Share Data
Net income (loss) per share - basic and diluted	$0.13	$0.06	$0.11	$0.18	$(0.15)
Book value	4.26	3.88	3.68	3.72	3.5
Tangible book value	3.78	3.39	3.17	3.19	2.96

Performance Ratios
Return on average assets	0.56%	0.26%	0.45%	0.79%	(0.62)%
Return on average equity	12.71%	6.18%	11.05%	20.98%	(14.5)%
Net interest margin (tax equivalent)	3.4%	3.43%	3.52%	3.76%	3.27%
Core noninterest expense to average assets[1]	3.47%	3.59%	3.34%	3.42%	3.59%

Asset Quality Ratios
Allowance for loan losses to loans held for investment	1.89%	2.13%	2.21%	2.12%	2.11%
Net annualized charge-offs (recoveries) to average loans held for investment	0.12%	0.02%	0.14%	(0.22)%	1.26%
Nonperforming assets to total assets	2.7%	2.9%	3.2%	4.1%	4.7%

Capital and Other Ratios
CommunityOne Bancorp leverage capital	6.35%	6.2%	5.96%	5.83%	5.37%
CommunityOne Bank, N.A. leverage capital	7.86%	7.74%	7.49%	7.39%	6.95%
Loans held for investment to deposits	72%	69%	69%	67%	66%

[1] Non-GAAP measure. See Quarterly Non-GAAP Measures table for reconciliation to the most directly comparable GAAP measure.

Quarterly Non-GAAP Measures

(in thousands)	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013

Shareholders' equity	$92,697	$85,331	$80,361	$80,802	$76,046
Less:
Goodwill	(4,205)	(4,205)	(4,205)	(4,205)	(4,205)
Core deposit and other intangibles	(6,296)	(6,597)	(6,914)	(7,196)	(7,403)

Tangible shareholders' equity (Non-GAAP)	$82,196	$74,529	$69,242	$69,401	$64,438

Net income (loss)	$2,792	$1,277	$2,290	$4,006	$(3,183)

Less taxes, credit costs and nonrecurring items:
Income tax benefit (expense)	(236)	(23)	1,049	(286)	(236)
Securities gains, net	720	—	—	50	345
Other real estate owned expense	(954)	(261)	(21)	98	(3,332)
Recovery of (provision for) loan losses	1,685	684	(1,820)	350	1,057
Mortgage and litigation accruals	(7)	75	—	117	370
US Treasury sale expenses	(409)	—	—	—	—
Loan collection expense	(551)	(657)	(548)	(1,120)	(1,146)
Branch closure and restructuring expenses	(7)	(183)	(178)	105	(15)
Rebranding expense	—	—	—	(6)	(58)
Merger-related expense	—	—	—	—	(1,989)

Core earnings (Non-GAAP)	$2,551	$1,642	$3,808	$4,698	$1,821

Noninterest expense	$19,268	$18,806	$17,550	$17,927	$24,665

Less credit costs and nonrecurring items:
Other real estate owned expense	(954)	(261)	(21)	98	(3,332)
Mortgage and litigation accruals	(7)	75	—	117	370
Loan collection expense	(551)	(657)	(548)	(1,120)	(1,146)
Branch closure and restructuring expenses	(7)	(183)	(178)	105	(15)
US Treasury sale expenses	(409)	—	—	—	—
Rebranding expense	—	—	—	(6)	(58)
Merger-related expense	—	—	—	—	(1,989)

Core noninterest expense (Non-GAAP)	$17,340	$17,780	$16,803	$17,121	$18,495

Noninterest income	$4,893	$3,943	$4,147	$4,487	$5,247

Less nonrecurring items:
Securities gains, net	720	—	—	50	345

Core noninterest income (Non-GAAP)	$4,173	$3,943	$4,147	$4,437	$4,902